UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 19, 2013

IMMUCOR, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3130 Gateway Drive, Norcross, Georgia	30071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 441-2051

Not Applicable
(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 19, 2013, Immucor, Inc. (the “Company”), IVD Intermediate Holdings B Inc., the Subsidiary Guarantor party thereto, Citibank, N.A., as Administrative Agent, and the various lenders party thereto modified the Company’s senior secured credit facilities (the “Credit Facilities”) by entering into (i) Amended and Restated Amendment No. 2 (“A&R Amendment No. 2”) to the credit agreement among the parties dated as of August 19, 2011 (as amended August 21, 2012 and by the Amendments (defined below), the “Credit Agreement”), (ii) Amendment No. 3 (“Amendment No. 3”) to the Credit Agreement and (iii) Amendment No. 4 to the Credit Agreement (“Amendment No. 4” and together with A&R Amendment No. 2 and Amendment No. 3, the “Amendments”).

The Amendments (i) replace the existing Term B-1 Loans with a new class of Term B-2 Loans in an aggregate principal amount of $613.3 million (the “New Term Loans”) with the same maturity date as the Term B-1 Loans, at the interest rate described below and with the financial covenants modified as described below, (ii) amend terms relating to interest payable on the existing revolving credit facility and (iii) amend and restate the previously announced Amendment No. 2 to the Credit Agreement, dated January 25, 2013, so that such amendment provides for an additional $50 million of incremental Term B-2 Loans to finance the previously announced acquisition of the LIFECODES business.

Borrowings under the Credit Facilities bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either LIBOR (which, in the case of the New Term Loans only, is subject to a 1.25% floor) or the base rate.  The applicable margin for borrowings under the New Term Loans is 3.75% for LIBOR borrowings and 2.75% for base rate borrowings.  The initial applicable margin for borrowings under the revolving credit facility is 3.75% for LIBOR borrowings and 2.75% for base rate borrowings. The applicable margin for borrowings under the revolving credit facility is subject to a single 0.25% step-down, based on achievement of a senior secured net leverage level by the Company at the end of each fiscal quarter.

The Amendments also modify the financial covenant and certain other covenants of the Credit Facilities such that the financial covenant is only applicable to the revolving credit facility.  As amended, the Company is required to comply on a quarterly basis with a maximum senior secured net leverage ratio covenant of 5.25 to 1.00 only if there are amounts outstanding under the revolving credit facility. Remedies for a default under such covenant may only be exercised by the lenders under the revolving credit facility.

The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendments, which are filed as exhibits to this current report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

10.1
Amended and Restated Amendment No. 2 to Amended and Restated Credit Agreement, dated as of August 21, 2012, by and among Immucor, Inc., IVD Intermediate Holdings B Inc., the Subsidiary Guarantor party thereto, CitiBank, N.A., as administrative agent, and certain other parties thereto (the “Credit Agreement”).

10.2	Amendment No. 3 to the Credit Agreement.

10.3	Amendment No. 4 to the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUCOR, INC.

Date: February 22, 2013	By:	/s/ Dominique Petitgenet
Dominique Petitgenet Vice President and Chief Financial Officer